EXHIBIT 99.1

NEWS RELEASE

For Release: Thursday, October 14, 2004, 3:05 pm Central Time

Contact: Howard Root, CEO

James Hennen, CFO

Vascular Solutions, Inc.

(763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES RECORD THIRD QUARTER RESULTS

Net sales increase 119% from Q3 of 2003 to record $5.9 million;

Net loss decreases 82% from Q3 of 2003 to $437,410.

MINNEAPOLIS, Minnesota  --  Vascular Solutions, Inc. (Nasdaq:VASC) today announced record quarterly net sales in its results for the third quarter ended September 30, 2004.

Net sales during the third quarter were $5,931,355, an increase of 119% from net sales of $2,708,626 in the third quarter of 2003.  The primary contributor to the 119% increase in sales was the D-Stat Dry hemostatic bandage, which the company launched in September 2003 for the topical control of bleeding in interventional procedures.  Growth in third quarter sales also benefited from increasing sales of both the Pronto extraction catheter, which the company launched in January 2004 for the intra-arterial removal of thrombus, and the Vari-Lase laser console, which the company launched in January 2004 for the treatment of varicose veins.  In total, Vascular Solutions has launched five new products in the last twelve months, with over 69% of its net sales in the third quarter coming from sales of these five new products.

Net loss for the third quarter of 2004 was $437,410 or $0.03 per share, improving from a net loss of $2,385,268 or $0.19 per share in the third quarter of 2003.

“Once again we have executed on the growth plan we put in place over two years ago,” commented Howard Root, Chief Executive Officer of Vascular Solutions.  “Following record first and second quarter results, our direct sales force increased sales sequentially by 13% to achieve another new sales record in the third quarter.  With our rapid introduction of new products such as our very recent launch of the Langston catheter, we expect to continue to set new quarterly sales records each quarter for the foreseeable future.”

Net sales of the D-Stat Dry hemostatic bandage were $2,448,888 during the third quarter, with a gross margin in excess of 80%.  A total of 366 accounts in the U.S. purchased the D-Stat Dry in the third quarter, with a re-order rate of 80% and a sequential sales growth of 16% from the second quarter.  “We continue to see a nice increase in sales of the D-Stat Dry as its unique clinical features are quickly appreciated by physicians and health care personnel,” commented Mr. Root.  “We expect this level of quarterly sales growth to continue with the D-Stat Dry.”

The 3x3 version of the D-Stat Dry, which is designed for use in trauma indications, continues to proceed through clinical evaluations and discussions with potential corporate distribution partners.  “We believe the 3x3 version of the D-Stat Dry is a superior trauma bandage with no mixing or special storage requirements that can be quickly applied to even severely bleeding wounds,” commented Mr. Root.  “Reports from our initial clinical evaluations are positive, and we are working to complete a distribution arrangement for revenues starting in 2005.”

Net sales of the Pronto extraction catheter totaled $870,640 in the third quarter, an increase of 25% sequentially from the second quarter.  “Clinical results of the Pronto from the randomized DEAR-MI clinical study were presented at the TCT meeting in Washington D.C. in September,” commented Mr. Root.  “As we previously reported, the results in the first 60 patients in this study were simply outstanding and were a stark contrast to the disappointing clinical results that were presented at the same meeting with competitive devices for the removal of soft thrombus.  We continue to see rapid sales growth with the Pronto, and we have several new generations and specialized versions of this product that should reach the market in 2005.”

Net sales of the Vari-Lase endovenous laser product line increased to $763,083 in the third quarter, an increase of 77% sequentially from the second quarter.  “In the third quarter we firmly established our traction and position with the complete Vari-Lase product line for the treatment of varicose veins,” commented Mr. Root.  “Sales of our Vari-Lase laser consoles more than doubled from the second quarter, and sales of Vari-Lase procedure kits continued their rapid increase.  With Vascular Solutions’ direct sales force being the largest sales organization in the endovenous laser market and with reimbursement for the procedure continuing to improve, we expect to continue both increasing our market share and growing with the market through 2005.”

Net sales of the Duett sealing device product line totaled $1,447,591 in the third quarter of 2004.  “We continue to support and ‘harvest’ our Duett product line, and our direct sales force has maintained the vast majority of our long-time Duett customers, with a 10% sequential decline in Duett net sales from the second quarter,” commented Mr. Root.

Net sales of the D-Stat Flowable hemostat increased to $350,408 in the third quarter of 2004, as compared to $313,813 in the third quarter of 2003.

Overall gross margins increased to 72% in the third quarter as the result of the continued sales growth of the new, higher gross margin products.

The company also provided an update on its progress in development of new interventional medical devices and thrombin-based hemostats.  “We have continued to increase our product offerings, most recently with the regulatory clearance of the Langston catheter which we are in the process of launching in the fourth quarter,” commented Mr. Root.  “During the third quarter we also advanced the development of our power syringe product and we developed two new specialty catheters for interventional cardiology procedures, with all three of these products expected to launch worldwide during 2005.  Most recently, we just finalized our agreement with a pharmaceutical partner to assist in the development of a new source of thrombin that we plan to qualify before the end of 2006 and should allow us to participate directly in the $200 million annual market for thrombin and thrombin-based surgical hemostats starting in 2007.”

Finally, the company provided revenue guidance for the remainder of 2004 and for all of 2005.  With the continued growth in sales of new products and the expected continued pace of new product launches, the company expects to achieve net sales of $7 million in the fourth quarter of 2004 and net sales of between $35 million and $40 million in 2005.  These estimates do not include any forecasted revenue from the D-Stat Dry 3x3 trauma bandage.  Net sales are expected to increase each quarter during 2005, with larger sequential growth in the second half of the year reflecting the benefit of the new product launches.  Due to the rapid growth of the company’s business and the uncertainty of timing of regulatory approvals, estimates of 2005 quarterly sales levels are necessarily difficult to provide with precision.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of our web site at www.vascularsolutions.com.  Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software.  An audio replay of the call will be available until Thursday, October 28th by dialing 1-800-642-1687 and entering conference ID # 271464.  A recording of the call will also be archived on the investor relations portion of the Company’s web site, www.vascularsolutions.com until Thursday, October 28th.  During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)

Net sales	$ 5,931,355	$ 2,708,626	$ 15,614,962	$ 8,401,631
Cost of goods sold	1,641,290	1,101,875	4,609,373	3,410,059
Gross profit	4,290,065	1,606,751	11,005,589	4,991,572

Operating expenses:
Research and development	745,890	884,421	2,551,058	2,788,527
Clinical and regulatory	504,546	385,231	1,391,027	1,134,388
Sales and marketing	2,848,645	2,217,466	8,278,848	7,274,791
General and administrative	581,283	480,547	1,598,307	1,428,717
Amortization of purchased technology	54,375	54,375	163,125	163,125

Operating loss	(444,674)	(2,415,289)	(2,976,776)	(7,797,976)
Interest income	7,264	30,021	41,421	132,685
Net loss	$(437,410)	$(2,385,268)	$(2,935,355)	$(7,665,291)

Basic and diluted net loss per share	$ (.03)	$ (.19)	$ (.21)	$ (.60)
Shares used in computing basic and diluted net loss per share	14,197,756	12,836,099	13,834,685	12,832,065

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2004	2003
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$ 7,392,854	$ 2,864,913
Available-for-sale securities	-	3,019,693
Accounts receivable, net	3,094,614	1,810,443
Inventories	3,991,840	3,186,274
Prepaid expenses	487,066	462,154
Total current assets	14,966,374	11,343,477
Property and equipment, net	1,424,250	948,602
Intangible assets	536,970	700,095
Total assets	$16,927,594	$12,992,174

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$ 2,938,985	$ 2,120,039
Shareholders’ equity:
Total shareholders’ equity	13,988,609	10,872,135
Total liabilities and shareholders’ equity	$16,927,594	$12,992,174

Note: Derived from the audited balance sheet at that date.

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within Interventional Radiology and Interventional Cardiology.  New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins,  the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding and the Pronto™ extraction catheter for the mechanical extraction of soft thrombus.  The Company’s other products include the Duett™ sealing device to rapidly seal the puncture site following catheterization procedures, the D-Stat® Flowable hemostat for the local management of active bleeding, and the Acolysis® intravascular therapeutic ultrasound product which is sold in international markets for the treatment of peripheral occlusive arterial disease.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2003 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with our limited operating history, need for adoption of our new products, lack of profitability, exposure to possible intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

# # #